Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of VeloNewco Limited of our report dated August 28, 2013, with respect to the consolidated balance sheet of Globe Specialty Metals, Inc. and subsidiaries as of June 30, 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2013, which report is included in the 2014 Annual Report on Form 10-K of Globe Specialty Metals, Inc. filed with the Securities and Exchange Commission on August 29, 2014 and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

New York, New York

May 6, 2015